Exhibit 4.2

EXECUTION COPY

JONES LANG LASALLE INCORPORATED

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 9, 2012

to

INDENTURE

Dated as of November 9, 2012

$275,000,000 4.400% SENIOR NOTES DUE 2022

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of November 9, 2012, between JONES LANG LASALLE INCORPORATED, a Maryland corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of November 9, 2012, (the “Indenture”), providing for the issuance from time to time of debentures, notes, bonds or other evidences of indebtedness;

WHEREAS, Section 3.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Indenture;

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this First Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of each other and all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

1.1 For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this First Supplemental Indenture or the Indenture, as applicable, and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

1.2 The Indenture is hereby amended, with respect to the Senior Notes only and not for purposes of any other series of Securities, by the addition of the following definitions to Section 1.01 of the Indenture:

“Attributable Debt” means, as to any particular lease, at the time of determination, the lesser of (A) the fair market value of the property subject to the lease (as determined by the Company); or (B) the total net amount of rent (excluding amounts, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water and utility rates and similar charges and contingent rents) required to be paid by the lessee during the remaining initial term of the lease, discounted at the rate of interest set forth or implicit in the terms of the lease (as determined by the Company).

“Below Investment Grade Rating Event” means the rating on the Senior Notes is lowered by each of the Rating Agencies, as a result of which lowering the Senior Notes cease to have an Investment Grade Rating from each of the Rating Agencies, on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control or pending Change of Control and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and of the Company’s subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person,” as that term is used in Section 13(d)(3) of the Exchange Act (other than a holding company satisfying the requirements of this sentence), is the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Company Subsidiary” means a Subsidiary of the Company.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Assets” means, as of any date of determination, total assets after deducting all current liabilities (excluding the sum of any debt for borrowed money having a maturity of less than 12 months from the date of the Company’s most recent publicly available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) as set forth in the Company’s most recent publicly available consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of the Company’s board of directors on the original issuance date of the Senior Notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means (i) any Company Subsidiary that is not a Domestic Subsidiary of the Company and any Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by such Company Subsidiary and/or by one or more other such Persons; (ii) any Company Subsidiary that is a flow-through entity (i.e., a partnership or a disregarded entity) for United States federal income tax purposes and has no material assets other than equity interests of one or more subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (the “Code”); or (iii) any Company Subsidiary that is a Domestic Subsidiary of a corporation that is a “controlled foreign corporation” within the meaning of Section 957 of the Code to the extent the incurrence of a Lien by such Company Subsidiary pursuant to the requirements of Section 6.08 would, in the Company’s good faith judgment, give rise to material adverse tax consequences.

“Funded Debt” means:

(1) all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and

(2) rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent rating from any replacement Rating Agency or Rating Agencies.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Moody’s” means Moody’s Investors Service, Inc. and any of its successors.

“Non-Recourse Debt” means Debt secured by a lien on property or assets to the extent that the liability for the Debt is limited to the security of the property or assets without liability on the part of the Company or any Restricted Subsidiary for any deficiency.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, including, without limitation, current assets and shares of capital stock, but excluding deposit accounts, owned at the original issuance date of the notes or thereafter acquired by the Company or any Restricted Subsidiary.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by an executive officer of the Company in an Officer’s Certificate) as a replacement rating agency for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means Barclays Capital Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”)) and their respective successors and two other Primary Treasury Dealers as may be selected from time to time by the Company. If any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each Senior Note to be redeemed, the remaining scheduled payments of principal of and interest on the Senior Note that would be due after the related Redemption Date but for the redemption; provided, however, that, if that Redemption Date is not an Interest Payment Date with respect to such Senior Note, the amount of the next succeeding scheduled interest payment on such Senior Note will be reduced by the amount of interest accrued on such Senior Note to the Redemption Date.

“Restricted Subsidiary” means a Company Subsidiary other than any Company Subsidiary engaged principally in the business of mortgage loan origination, sales or servicing and related activities.

“S&P” means Standard & Poor’s Ratings Services and any of its successors.

“significant subsidiary” means “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC.

“Subsidiary” means, with respect to any Person (such Person, for purposes of this definition, the “specified person”), any corporation or other Person more than 50% of the outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by the specified person and/or by one or more other Subsidiaries of the specified person.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” means capital stock (or equivalent equity interest) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).

“Wholly Owned Subsidiary” means any Company Subsidiary of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or one or more Wholly Owned Subsidiaries.

ARTICLE II

TERMS OF SERIES OF SECURITIES

2.1 The additional provisions set forth below shall apply to, and govern the terms of, the Senior Notes and shall not apply to any other series of Securities.

2.2 Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “4.400% Senior Notes due 2022” of the Company (the “Senior Notes”).

(b) Aggregate Principal Amount. The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture and this First Supplemental Indenture is unlimited. $275,000,000 aggregate principal amount of the Senior Notes are to be issued on the date of this First Supplemental Indenture. The Company may, from time to time, without notice to or the consent of the Holders of the Senior Notes, issue additional Senior Notes. Any such additional Senior Notes so issued shall have the same form and terms as the Senior Notes issued on the date of this First Supplemental Indenture (other than the date of issuance, public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and/or the CUSIP number), and will carry the same right to receive accrued and unpaid interest, as the Senior Notes issued on the date of this First Supplemental Indenture, and such additional Senior Notes will form a single series with the Senior Notes issued on the date of this First Supplemental Indenture for all purposes under the Indenture, including for voting purposes. All references to the Senior Notes herein shall include any such additional Senior Notes unless the context otherwise requires.

(c) Denominations. The Senior Notes shall be issued only in registered form without coupons, and the authorized denominations of the Senior Notes shall be $2,000 and integral multiples of $1,000 in excess thereof.

(d) Maturity Date. The date on which the principal of the Senior Notes is due and payable, unless earlier accelerated or repurchased pursuant to the Indenture, shall be November 15, 2022.

(e) Rate of Interest.

(i) The Senior Notes shall bear interest on their principal amount from and including the date they are initially issued to but excluding the date on which the principal amount is paid or made available for payment at the annual rate of 4.400% (the “Original Interest Rate”) subject to adjustment as set forth below, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013 (each such date an “Interest Payment Date”).

(ii) The interest rate payable on the Senior Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency (as defined below)) downgrades or subsequently upgrades the credit rating assigned to the Senior Notes, as set forth below. If the rating from Moody’s (or any applicable Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any applicable Substitute Rating Agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes will increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

(iii) If at any time the interest rate on the Senior Notes has been adjusted upward and either Moody’s or S&P (or any applicable Substitute Rating Agency), as the case may be, subsequently increases its rating of the Senior Notes to any of the threshold ratings set forth above, the interest rate on the Senior Notes will be decreased such that the interest rate for the Senior Notes equals the Original Interest Rate plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any applicable Substitute Rating Agency) subsequently increases its rating of the Senior Notes to Baa3 or higher and S&P (or any applicable Substitute Rating Agency) increases its rating to BBB- or higher (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) the interest rate on the Senior Notes will be decreased to the Original Interest Rate.

(iv) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or any applicable Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Senior Notes be reduced to below Original Interest Rate or (2) the total increase in the interest rate on the Senior Notes exceed 2.00% above the Original Interest Rate. If either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the Senior Notes and a Substitute Rating Agency is not obtained as provided below, any subsequent increase or decrease in the interest rate of the Senior Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Senior Notes shall be made solely as a result of either Moody’s or S&P (or any applicable Substitute Rating Agency) ceasing to provide a rating. If none of Moody’s, S&P or any Substitute Rating Agency provides a rating of the Senior Notes, the interest rate on the Senior Notes will increase to, or remain at, as the case may be, 2.00% above the Original Interest Rate.

(v) If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of the Senior Notes for reasons outside of the Company’s control, the Company may, at the Company’s option, obtain a rating of the Senior Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Senior Notes (such organization, as certified by the Company in writing to the Trustee, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate the Senior Notes pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last such rating agency to provide a rating of the Senior Notes but which has since ceased to provide such rating until such time, if any, as such rating agency resumes providing a rating of the Senior Notes, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s, S&P or any prior Substitute Rating Agency (if applicable), as the case may be, in such table and for any other purpose described in this section and (c) the interest rate on the Senior Notes will increase, decrease or remain unchanged, as the case may be, as described above to reflect any change in the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) compared to the prior percentage, if any, corresponding to the rating agency for which the Substitute Rating Agency has been substituted. If Moody’s or S&P either ceases to provide a rating of the Senior Notes for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of the Senior Notes shall be determined in the manner described above as if either only one or no rating agency provides a rating of the Senior Notes, as the case may be.

(vi) Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred. If any Rating Agency decreases or increases its rating of the Senior Notes resulting in an adjustment to the per annum interest rate on the Senior Notes pursuant to this Section 2.2(e), the Company shall notify the Trustee of such rating decrease or increase and interest rate adjustment and the date such interest rate is effective no later than the earlier to occur of (a) the Business Day prior to the next Interest Payment Date following public announcement of such rating decrease or increase by such Rating Agency and (b) the fifth Business Day following public announcement of such rating decrease or increase by such Rating Agency, provided that the failure to give such notice shall not be a Default or an Event of Default under the Indenture. The Trustee may conclusively rely upon such notice and shall have no obligation to monitor the rating assigned to the Senior Notes by any Rating Agency or for setting the interest rate on the Senior Notes.

(vii) The interest rate on the Senior Notes will permanently cease to be subject to any adjustment described above notwithstanding any subsequent decrease in the ratings by either or both of Moody’s and S&P (or any applicable Substitute Rating Agency) if the Senior Notes become rated Baa1 and BBB+ or higher by Moody’s and S&P, respectively (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of such rating agencies.

(f) To Whom Interest Payable. Interest on any Senior Note shall be payable to the Person in whose name such Senior Note is registered in the Register at the close of business on the applicable Record Date, which shall be the May 1 or November 1, as the case may be, immediately preceding the Interest Payment Date (whether or not a Business Day) until the relevant principal amount of such Senior Note has been paid or made available for payment.

(g) Optional Redemption. The Senior Notes are subject to redemption at the option of the Company, at any time in whole or from time to time in part, prior to August 15, 2022 at a Redemption Price equal to the greater of: (A) 100% of the principal amount of the Senior Notes to be redeemed; and (B) the sum of the present values of the Remaining Scheduled Payments on the Senior Notes to be redeemed discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 45 basis points; plus accrued and unpaid interest on the Senior Notes to be redeemed to, but not including, the Redemption Date. The Senior Notes are subject to redemption, at the option of the Company, at any time in whole or from time to time in part, on or after August 15, 2022 at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest on the Senior Notes to be redeemed to, but not including, the Redemption Date.

With respect to any Senior Notes redeemed pursuant to this Section 2.2(g), installments of interest on the Senior Notes due and payable on or prior to the applicable Redemption Date shall be payable to the registered Holders of such Senior Notes at the close of business on the relevant Record Date.

If the Senior Notes are to be redeemed only in part, the principal amount of the Outstanding Senior Notes after redemption in part must be $2,000 or an integral multiple of $1,000 in excess thereof. If the Senior Notes are to be redeemed only in part, selection of the Senior Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate. The notice of redemption that relates to any Senior Note that is redeemed in part only shall state the portion of the principal amount thereof to be redeemed.

(h) Sinking Fund. The Senior Notes shall not be subject to any sinking fund or similar provisions pursuant to Article V of the Indenture or otherwise.

(i) Defeasance and Covenant Defeasance. Provision is hereby made for both Defeasance and Covenant Defeasance of the Senior Notes, in each case, upon the terms and conditions contained in Article XII of the Indenture, provided that, in addition, as a condition to Discharge or Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of the Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Discharge or Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Discharge or Covenant Defeasance had not occurred. In the case of a Discharge, such Opinion of Counsel must refer to or be based on a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of this First Supplemental Indenture.

(j) Conversion. The Senior Notes shall not be convertible into any other securities or other property.

(k) Form. The Senior Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(l) Global Securities; Depositary. Upon initial issuance, the Senior Notes shall be represented by one or more Global Securities. Each Global Security shall represent such aggregate principal amount of Outstanding Senior Notes as shall be specified therein and the aggregate principal amount of Outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges or purchases of such Senior Notes. Initially, the Depositary for the Senior Notes will be The Depositary Trust Company, and the Global Securities representing the Senior Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants. The transfer and exchange of beneficial interests in any such Global Security shall be effected through the Depositary in accordance with the Indenture and the rules and procedures of the Depositary to the extent applicable to such transfer or exchange.

ARTICLE III

ADDITIONAL PROVISIONS

3.1 Right to Require Repurchase Upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Senior Notes pursuant to Section 2.2(g) hereof, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part of such Holder’s Senior Notes as provided herein (the “Change of Control Offer”). In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of such Senior Notes plus accrued and unpaid interest, if any, on such Senior Notes to, but not including, the repurchase date (the “Change of Control Payment”). This provision is subject to the right of Holders of record on the relevant Record Date to receive interest due on the Interest Payment Date. The principal amount of a Senior Note remaining Outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

(b) Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that may or will constitute a Change of Control, except to the extent the Company has exercised its right to redeem the Senior Notes pursuant to Section 2.2(g) hereof, the Company shall cause a notice to be given to each Holder of Senior Notes, with a written copy to the Trustee, describing the transaction or transactions that may or will constitute a Change of Control Triggering Event and offering to repurchase the Senior Notes on the date specified in the notice, which date shall be no earlier than 30 days, but no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered pursuant to the applicable Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes or portions of Notes being purchased by the Company.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.1, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.1 (or the corresponding provisions in the Senior Notes) by virtue of such conflicts.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer (which may be a conditional offer as described in Section 3.1(b) herein) in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

3.2 Restrictions on Mergers, Consolidations and Sales of Substantially All Assets.

(a) Section 6.04(a) of the Indenture shall, with respect to the Senior Notes, be replaced in its entirety by the following:

“Merger, Consolidation and Sale of Assets.

(a) The Company shall not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of its assets to any other Person unless:

(i) the successor Person is a Person organized under the laws of the United States of America (including any state thereof and the District of Columbia) that expressly assumes, by supplemental indenture hereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Senior Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders of the Senior Notes and the Trustee under this Indenture or under the Senior Notes to be performed or observed by the Company; and

(ii) immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, no Default or Event of Default has occurred or is continuing;

provided, however, compliance with the provisions set forth in Section 6.04(a)(ii) shall not be required in connection with (i) a sale, conveyance, transfer or lease between or among the Company and any Wholly Owned Subsidiaries or (ii) any merger of the Company with or into any Wholly Owned Subsidiary or (iii) a merger of the Company with or into an affiliate of the Company incorporated or organized solely for the purpose of the Company reincorporating or reorganizing in another jurisdiction.”

3.3 Limitation on Liens.

(a) There shall, with respect to the Senior Notes, be added a new Section 6.08 to the Indenture which shall read in its entirety as follows:

“Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur or guarantee any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”) secured by a Lien on any Property of the Company or any Restricted Subsidiary, or on any share of capital stock or Debt of any Restricted Subsidiary unless the Outstanding Senior Notes are secured equally and ratably with (or, at the Company’s option, before) such secured Debt (provided, however, that any Lien created to secure the Senior Notes pursuant to this section shall be automatically and unconditionally released and discharged without any action on the part of any Holder of the Senior Notes upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default under the Indenture shall then be continuing), unless the aggregate principal amount of all such secured Debt (plus the amount of Attributable Debt which is not excluded as provided in Section 6.09 but without duplication) would not at the time of such incurrence or guarantee exceed 15% of Consolidated Net Assets.

(b) The restriction in Section 6.08(a) shall not apply to, and there shall be excluded from secured Debt in any computation of the restriction in Section 6.08(a), Debt secured by:

(i) Liens on property (including any shares of capital stock or Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary;

(ii) Liens in favor of the Company or a Company Subsidiary;

(iii) Liens in favor of governmental bodies to secure progress, advance or other payments;

(iv) Liens on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Liens which are entered into within 180 days after the acquisition of such property, shares or Debt or, in the case of real property, within 180 days after the later of:

(A) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and

(B) the commencement of commercial operations on such property;

(v) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ and similar liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) in respect of obligations not due or being contested in good faith;

(vi) Liens arising by operation of law in connection with worker’s compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Company or any Company Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business, in each case in respect of obligations not due or being contested in good faith;

(vii) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Company or any Company Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the Company’s business or that of any Company Subsidiary ;

(viii) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;

(ix) Liens for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;

(x) Liens (including judgment liens) arising from legal proceedings being contested in good faith or in connection with surety or appeal bonds in connection with bonding judgments or awards from such proceedings;

(xi) Liens on assets held by Subsidiaries of the Company formed in the ordinary course of business for the sole purpose of investing in real estate or real estate related assets (including, without limitation, securities and loans and advances) and Liens on assets in any real estate funds, separate accounts or investment programs managed, operated or sponsored by any of the Subsidiaries of the Company, the majority of which assets, in the aggregate, are so held, or are in real estate funds, separate accounts or investment programs, primarily for the account or for the benefit of investment clients in the ordinary course of business;

(xii) Liens on cash collateral with respect to letters of credit and defaulting lender obligations;

(xiii) Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purposes of defeasance, discharge, redemption or similar action with respect to indebtedness of the Company or any of the Subsidiaries of the Company;

(xiv) Liens existing on the date of this First Supplemental Indenture; and

(xv) any extension, renewal or refunding of any Lien referred to in the clauses (i) through (xiv) above.

(c) Notwithstanding the provisions set forth in Section 6.08(a), if Section 6.08(a) would require that the Company secure the Senior Notes or cause the Senior Notes to be secured by a Lien on any Voting Stock that is issued by any Foreign Subsidiary, the Company shall be required to so secure the Senior Notes (or to cause the Senior Notes to be so secured) only to the extent that such Voting Stock to which such Lien would attach would in the aggregate not constitute more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary.”

3.4 Restriction on Sale and Leaseback Transactions.

(a) There shall, with respect to the Senior Notes, be added a new Section 6.09 to the Indenture which shall read in its entirety as follows:

“Restriction on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any of Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions (plus without duplication the aggregate principal amount of all secured Debt which is not excluded as provided in Section 6.08) would not at the time exceed 15% of Consolidated Net Assets.

(b) The restriction set forth in Section 6.09(a) shall not apply to, and there will be excluded from Attributable Debt in any computation of such restriction, any sale and leaseback transaction if:

(i) the lease is for a period, including renewal rights, of not in excess of three years;

(ii) the sale or transfer of the Property is made within 180 days after its acquisition or within 180 days after the later of:

(A) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property; and

(B) the commencement of commercial operations thereon;

(iii) the transaction is between the Company and a Company Subsidiary, or between Company Subsidiaries;

(iv) the Company or a Restricted Subsidiary would be entitled to incur a Lien on such Property pursuant to clauses (i) through (xv) in Section 6.08(b); or

(v) the Company or a Company Subsidiary, within 180 days after the sale or transfer is completed, applies or enters into a definitive agreement to apply to the retirement of Funded Debt of the Company or a Company Subsidiary ranking on a parity with or senior to the Senior Notes or Funded Debt of a Company Subsidiary, or to the purchase of other property or assets which will constitute Property having a fair market value at least equal to the fair market value of the Property leased, an amount equal to the greater of the net proceeds of the sale or transfer of the Property or the fair market value (as determined by the Company) of the Property leased at the time of entering into such arrangement (as determined by the Company).”

3.5 Event of Default.

(a) Section 7.01 of the Indenture shall, with respect to the Senior Notes, be replaced in its entirety by the following:

“Events of Default. Except as otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Event of Default” as used in this Indenture shall mean one of the following described events:

(a) the failure of the Company to pay any installment of interest on any Senior Note when and as the same shall become due and payable, which failure shall have continued unremedied for a period of 30 days;

(b) the failure of the Company to pay the principal of (or premium, if any, on) any Senior Note, when and as the same shall become due and payable, whether at Maturity as therein expressed, by call for redemption, by declaration as authorized by this Indenture or otherwise;

(c) the failure of the Company to comply with Section 6.04(a);

(d) the failure of the Company, subject to the provisions of Section 6.06, to perform any covenants or agreements contained in the Indenture (other than a covenant or agreement a default in the performance of which is elsewhere in this Section 7.01 specifically addressed), which failure shall not have been remedied, and without provision deemed to be adequate for the remedying thereof having been made, for a period of 60 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Senior Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder;

(e) the acceleration of indebtedness of the Company or any of the Company’s significant subsidiaries of at least $50.0 million in aggregate principal amount (other than Non-Recourse Debt), which such acceleration has not been rescinded or annulled after 30 days notice thereof;

(f) the entry of a final judgment for the payment of $50.0 million or more (excluding any amounts covered by insurance) rendered against the Company or any of the Company’s significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguishes;

(g) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of the Company or any of the Company’s significant subsidiaries in an involuntary case under the United States federal bankruptcy laws, as now or hereafter constituted, or any other applicable United States federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any of the Company’s significant subsidiaries or of substantially all the property of the Company or any of the Company’s significant subsidiaries or ordering the winding-up or liquidation of the affairs of the Company or any of the Company’s significant subsidiaries, which decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or

(h) the commencement by the Company or any of the Company’s significant subsidiaries of a voluntary case under the United States federal bankruptcy laws, as now or hereafter constituted, or any other applicable United States federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Company or any of the Company’s significant subsidiaries to the entry of an order for relief in an involuntary case under any such law, or the consent by the Company or any of the Company’s significant subsidiaries to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of the Company or such significant subsidiary of the Company or of substantially all the property of the Company or such significant subsidiary of the Company or the making by the Company or any of the Company’s significant subsidiaries of an assignment for the benefit of creditors or the admission by the Company or any of the Company’s significant subsidiaries in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of the Company’s significant subsidiaries in furtherance of any such action;

provided, however, that no event described in clauses (c), (d), (e) or (f) above shall constitute an Event of Default hereunder until a Responsible Officer of the Trustee has actual knowledge thereof or until a written notice of any such event is received by the Trustee at the Corporate Trust Office, and such notice refers to the facts underlying such event, the Senior Notes generally, the Company and the Indenture.

Notwithstanding the foregoing provisions of this Section 7.01, if the principal or any premium or interest on any Senior Note is payable in Foreign Currency and such Foreign Currency is not available to the Company for making payment thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Senior Notes by making such payment in U.S. Dollars in an amount equal to the equivalent in U.S. Dollars of the amount payable in such Foreign Currency, as determined by the Company’s agent in accordance with Section 3.11(c) hereof by reference to the noon buying rate in The City of New York for cable transfers for such Foreign Currency (“Exchange Rate”), as such Exchange Rate is reported or otherwise made available by the Federal Reserve Bank of New York on the date of such payment, or, if such rate is not then available, on the basis of the most recently available Exchange Rate, and any payment made under such circumstances in U.S. Dollars where the required payment is in a Foreign Currency will not constitute an Event of Default under this Indenture.”

(b) References to Section 7.01(e) or 7.01(f) in Section 7.02(a) of the Indenture shall be deemed to refer to Section 7.01(g) or 7.01(h).

3.6 Supplemental Indentures Without Consent of Securityholders.

(a) The following paragraphs shall be added, with respect to the Senior Notes, to Section 14.02(a) of the Indenture immediately following paragraph 14.02(iv) of the Indenture:

“(v) to change the place of payment where, or the coin or currency in which, the Senior Notes or the interest or any premium thereon is payable;

(vi) to impair the right to institute suit for the enforcement of payment of the Senior Notes or the interest or any premium thereon on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or

(vii) to reduce the percentage in principal amount of the Senior Notes, the consent of Holders of which is required to modify or amend the Indenture or the Senior Notes, or the consent of the Holders of which is required for any waiver.”

ARTICLE IV

MISCELLANEOUS

4.1 If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

4.2 The Article headings herein are for convenience only and shall not affect the construction hereof.

4.3 All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

4.4 In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5 Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

4.6 THIS INDENTURE AND THE SECURITIES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE.

4.7 The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

4.8 In the event any conflict arises between the terms of the Indenture and the terms of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall be controlling and supersede such conflicting terms of the Indenture. Unless otherwise specifically modified or amended hereby, the terms of the Indenture shall remain in full force and effect with respect to the Senior Notes.

4.9 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

JONES LANG LASALLE INCORPORATED

By:	/s/ Joseph J. Romenesko
Name:	Joseph J. Romenesko
Title:	Executive Vice President
and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to the Supplemental Indenture]

Annex A

[Form of Face of Security]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1

[1]	If this Security is a Global Security, include this legend or such other legend as may be required by the Depositary for this Security.

JONES LANG LASALLE INCORPORATED

ISIN No.	CUSIP No.

No.	$ [(as revised by the Schedule of Increases or Decreases in Global Security attached hereto)][2]

4.400% Senior Notes due 2022

Jones Lang LaSalle Incorporated, a Maryland corporation (the “Company”, including any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                     Dollars [(or such other principal amount as shall be set forth in the Schedule of Increases or Decreases in Global Security attached hereto)]3 on November 15, 2022 and to pay interest thereon from November 9, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2013, at the rate of 4.400% per annum (the “Original Interest Rate”), until the principal hereof is paid or made available for payment, provided that the interest rate payable on this Security will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) downgrades or subsequently upgrades the credit rating assigned to this Security, as set forth below. If the rating from Moody’s (or any applicable Substitute Rating Agency) of this Security is decreased to a rating set forth in the immediately following table, the interest rate on this Security increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any applicable Substitute Rating Agency) of this Security is decreased to a rating set forth in the immediately following table, the interest rate on this Security will increase from the Original Interest Rate by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

[2]	Include if this Security is a Global Security.
[3]	Include if this Security is a Global Security.

If at any time the interest rate on this Security has been adjusted upward and either Moody’s or S&P (or any applicable Substitute Rating Agency), as the case may be, subsequently increases its rating of this Security to any of the threshold ratings set forth above, the interest rate on this Security will be decreased such that the interest rate for this Security equals the Original Interest Rate plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s (or any applicable Substitute Rating Agency) subsequently increases its rating of this Security to Baa3 or higher and S&P (or any applicable Substitute Rating Agency) increases its rating to BBB- or higher (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) the interest rate on this Security will be decreased to the Original Interest Rate.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or any applicable Substitute Rating Agency), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for this Security be reduced to below Original Interest Rate or (2) the total increase in the interest rate on this Security exceed 2.00% above the Original Interest Rate. If either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of this Security and a Substitute Rating Agency is not obtained as provided below, any subsequent increase or decrease in the interest rate of this Security necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of this Security shall be made solely as a result of either Moody’s or S&P (or any applicable Substitute Rating Agency) ceasing to provide a rating. If none of Moody’s, S&P or any Substitute Rating Agency provides a rating of this Security, the interest rate on this Security will increase to, or remain at, as the case may be, 2.00% above the Original Interest Rate.

If at any time either Moody’s or S&P (or any applicable Substitute Rating Agency) ceases to provide a rating of this Security for reasons outside of the Company’s control, the Company may, at the Company’s option, obtain a rating of this Security from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates this Security (such organization, as certified by the Company in writing to the Trustee, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the interest rate this Security pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last such rating agency to provide a rating of this Security but which has since ceased to provide such rating until such time, if any, as such rating agency resumes providing a rating of this Security, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s, S&P or any prior Substitute Rating Agency (if applicable), as the case may be, in such table and for any other purpose described in this section and (c) the interest rate on this Security will increase, decrease or remain unchanged, as the case may be, as described above to reflect any change in the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) compared to the prior percentage, if any, corresponding to the rating agency for which the Substitute Rating Agency has been substituted. If Moody’s or S&P either ceases to provide a rating of this Security for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate of this Security shall be determined in the manner described above as if either only one or no rating agency provides a rating of this Security, as the case may be.

Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

The interest rate on this Security will permanently cease to be subject to any adjustment described above notwithstanding any subsequent decrease in the ratings by either or both of Moody’s and S&P (or any applicable Substitute Rating Agency) if this Security become rated Baa1 and BBB+ or higher by Moody’s and S&P, respectively (or, in either case if applicable, the equivalent rating of any Substitute Rating Agency) (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of such rating agencies.

Interest on this Security that is payable and is punctually paid or duly provided for on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered in the Register at the close of business on the Record Date for such interest, which shall be the May 1 or November 1, as the case may be, immediately preceding the Interest Payment Date (whether or not a Business Day). Any Defaulted Interest shall be paid as provided in the Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the Corporate Trust Office or at any other office or agency maintained by the Company for that purpose, in U.S. Dollars; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Register or (ii) in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be valid or obligatory for any purpose or entitle the Holder hereof to any benefit under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

JONES LANG LASALLE INCORPORATED

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:	THE BANK OF NEW YORK MELLON
TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

[Form of Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued under an Indenture (the “Base Indenture”), dated as of November 9, 2012, as amended, supplemented or otherwise modified by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of November 9, 2012, (the Base Indenture, as amended, supplemented or otherwise modified by the First Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

The Securities of this series are subject to redemption at the option of the Company, at any time in whole or from time to time in part, prior to August 15, 2022 at a Redemption Price equal to the greater of: (A) 100% of the principal amount of the Securities to be redeemed; and (B) the sum of the present values of the Remaining Scheduled Payments on the Securities to be redeemed discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 45 basis points; plus accrued and unpaid interest on the Securities to be redeemed to, but not including, the Redemption Date. The Securities of this series are subject to redemption, at the option of the Company, at any time in whole or from time to time in part, on or after August 15, 2022 at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed plus accrued and unpaid interest on the Securities of this series to be redeemed to, but not including, the Redemption Date.

The Indenture contains certain covenants for the benefit of Holders.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain covenants with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

If a Change of Control Triggering Event occurs, the Holders of the Securities of this series have the right to require the Company to repurchase all or any part of the Securities of this series pursuant to a Change of Control Offer as set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of this series at the time Outstanding to waive compliance by the Company with certain provisions of the Indenture and permitting the Holders of a majority in principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of all Securities of this series, to waive certain past defaults under the Indenture and their consequences. Any such consent by the Holder of this Security shall be a continuing consent conclusive and binding upon such Holder and every subsequent Holder of this Security and of any Security issued upon transfer hereof or in exchange herefor or in place hereof, even if notation of the consent is not made upon this Security.

The Indenture may be modified without the consent of Holders of the Security to, among other items, to change the place of payment where, or the coin or currency in which, the Security or the interest or any premium thereon is payable; to impair the right to institute suit for the enforcement of payment of the Security or the interest or any premium thereon on or after the stated maturity of the Security (or, in the case of redemption, on or after the Redemption Date); and reduce the percentage in principal amount of the Security, the consent of Holders of which is required to modify or amend the Indenture or the Security, or the consent of the Holders of which is required for any waiver.”

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any action, suit or proceeding at law or in equity for the execution of any trust thereunder or for the appointment of a receiver or for any other remedy thereunder, unless (a) such Holder shall have given to the Trustee written notice of one or more of the Events of Default therein specified with respect to the Securities of this series (b) the Holders of not less than 25% in principal amount of the Securities of this series then Outstanding shall have requested the Trustee in writing to take action in respect of the matter complained of, (c) such Holder or Holders shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, (d) the Trustee, for 60 days after receipt of such notification, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and (e) no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Securities of this series then Outstanding and such notification, request and offer of indemnity are hereby declared in every such case to be conditions precedent to such action, suit or proceeding by any Holder of any Security of such series; it being understood and intended that no one or more of the Holders of Securities of this series shall have any right in any manner whatsoever by his, her, its or their action to enforce any right hereunder, except in the manner therein provided, and that every action, suit or proceeding at law or in equity shall be instituted, had and maintained in the manner therein provided and for the equal benefit of all Holders of the Outstanding Securities of this series; provided, however, that nothing in the Indenture or in the Securities of this series shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Securities of this series to the respective Holders of such Securities at the respective due dates in such Securities stated, or affect or impair the right, which is also absolute and unconditional, of such Holders to institute suit to enforce the payment thereof.

The Securities of this series are issuable in registered form only without coupons in denominations of $2,000 and integral multiple of $1,000 in excess thereof.

The transfer of a Security of this series may be registered and a Security of this series may be exchanged as provided in the Indenture.

No service charge will be made for any registration of transfer or exchange of the Securities of this series. The Company or the Trustee may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities of this series, other than those expressly provided in the Indenture to be made at the Company’s own expense or without expense or charge to the Holders.

Prior to the due presentation for registration of transfer or exchange of a Security of this series, the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents may deem and treat the Person in whose name a Security of this series is registered as the absolute owner of such Security (whether or not such Security shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes whatsoever, and none of the Company, the Trustee, the Paying Agent, the Registrar, any co-Registrar or any of their agents shall be affected by any notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY4

The following increases or decreases in this Global Security have been made:

Date	Amount of Increase in Principal Amount of this Global Security	Amount of Decrease in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease or Increase	Signature of Authorized Signatory of Trustee

[4]	Include if this Security is a Global Security.